                                                                 Exhibit (g)(11)

                                    AMENDMENT
                              TO CUSTODY AGREEMENT

         AMENDMENT made as of April 26, 2002 to that certain Custody Agreement dated as of May 28, 1993 by and between M.S.D. & T. FUNDS, INC., a Maryland corporation (the "Fund"), and FIFTH THIRD BANK, a banking corporation organized pursuant to the laws of the State of Ohio ("Custodian") (such Custody Agreement, including the Global Custody Addendum, Foreign Custody Manager Addendum and all other amendments thereto, hereinafter referred to as the "Custody Agreement").

                                   WITNESSETH:

         WHEREAS, the Custodian has been appointed by the Fund as the custodian of the assets of certain series or portfolios of the Fund as identified in the Custody Agreement; and

         WHEREAS, the Fund intends to enter into securities lending transactions on behalf of certain of its series or portfolios and in connection therewith has appointed Credit Suisse First Boston, New York Branch (the "Manager") as the Fund's agent to carry out such securities lending transactions on behalf of such series and portfolios; and

         WHEREAS, the Manager has advised the Fund that it intends to deposit any cash collateral received in connection with such securities lending transactions into one or more joint accounts established with the Custodian and to invest such cash collateral in instruments that have been pre-approved by the Fund's adviser, all as permitted by the no-action letter dated July 24, 2001 issued by the Securities and Exchange Commission to The Chase Manhattan Bank (the "Chase No-Action Letter"); and

         WHEREAS, the Fund and the Custodian desire to amend the Custody Agreement in order to provide for the transactions permitted by the Chase No-Action Letter and to make certain other changes;

         NOW, THEREFORE, the Fund and Custodian hereby agree as follows:

                  1. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Custody Agreement. In particular, the term "Fund" hereinafter shall be deemed to refer to each separate series or portfolio of the Fund unless the context otherwise requires.

                  2. In addition to the Fund Custody Accounts which the Custodian has agreed to establish and maintain pursuant to Section 3.2 of the Custody Agreement, the Custodian also agrees to establish and maintain one or more joint accounts (the "Joint Accounts"). The Joint Accounts are intended to be used to hold (i) cash collateral received in connection with securities lending transactions entered into on behalf of the Funds, and (ii) any short-term instruments

("Short-Term Investments") that may be purchased with the cash collateral in the Joint Accounts. Each Joint Account so established shall be titled "Securities Lending Joint Account" with an appropriate number designation.

                  3. (a) The Fund or its designee will deposit cash collateral received in connection with any securities lending transactions into one or more Joint Accounts, any such deposit to be accompanied by all information required by the Custodian.

                           (b)      The Custodian will make payments from a
Joint Account which holds any cash collateral of a Fund upon receipt of Proper Instructions from the Fund or its designee, which Proper Instructions shall include all information required by the Custodian for the allocation of any Short-Term Investments purchased with such cash collateral among the participating Funds.

                           (c)      In the event that any payment to be made
under paragraph (b) of this Section 3 exceeds the funds available in the Joint Account, the Custodian, in its discretion, may advance the participating Funds such excess amount which shall be deemed a loan payable on demand, bearing interest at the rate customarily charged by the Custodian on similar loans.

                           (d)      Short-Term Investments in a Joint Account
will be transferred, exchanged or delivered by the Custodian upon receipt by the Custodian of Proper Instructions from the Fund or its designee, which Instructions shall include all information required by the Custodian. Settlement and payment for Short-Term Investments received for, and delivery of Short-Term Investments out of, a Joint Account may be made in accordance with the customary or established securities trading or securities processing practices and procedures in the jurisdiction or market in which the transaction occurs, including, without limitation, delivery of Short-Term Investments to a purchaser, dealer or their agents against a receipt with the expectation of receiving later payment and free delivery. Delivery of Short-Term Investments out of a Joint Account may also be made in any manner specifically required by Proper Instructions acceptable to the Custodian.

                           (e)      The Custodian, in its discretion, may credit
or debit a Joint Account on a contractual settlement date with cash or Short-Term Investments with respect to any sale, exchange or purchase of Short-Term Investments. Otherwise, such transactions will be credited or debited to the Joint Account on the date cash or Short-Term Investments are actually received by the Custodian and reconciled to the Joint Account.

                                    (i)     The Custodian may reverse credits or
                                            debits made to a Joint Account in
                                            its discretion if the related
                                            transaction fails to settle within a
                                            reasonable period, determined by the
                                            Custodian in its discretion, after
                                            the contractual settlement date for
                                            the related transaction.

                                    (ii)    If any Short-Term Investments
                                            delivered pursuant to this Section 3
                                            are returned by the recipient
                                            thereof, the

                                   Custodian may reverse the credits and debits of the particular transaction at any time.

                           (f)      If the Custodian credits a Joint Account on
a payable date, or at any time prior to the actual collection and reconciliation to the Joint Account, with interest, dividends, or any other amount due, the participating Funds will promptly return their share of any such amount upon oral or written notification: (i) that such amount has not been received in the ordinary course of business or (ii) that such amount was incorrectly credited. If the participating Funds do not promptly return their share of any amount upon such notification, the Custodian shall be entitled, upon oral or written notification to the Fund, to reverse such credit by debiting the Joint Account for the amount previously credited. The Custodian shall have no duty or obligation to institute legal proceedings, file a claim or a proof of claim in any insolvency proceeding or take any other action with respect to the collection of such amount, but may act for the Fund upon Proper Instructions after consultation with the Fund.

                  4. The Custodian shall maintain records, based upon the Proper Instructions it receives from the Fund or its designee, documenting for any given day the aggregate investment in a Joint Account by each of the participating Funds and each participating Fund's pro rata share of each Short-Term Investment made through such Joint Account. The Custodian shall maintain such records in conformity with Section 31 of the 1940 Act and the rules and regulations promulgated thereunder.

                  5. The Custodian shall have no obligation or duty to monitor or determine whether a Joint Account is being operated in compliance with the Chase No-Action Letter.

                  6. Section 1.13 of the Custody Agreement is hereby amended and restated in its entirety to read as follows:

                           "1.13 "Written Instructions" shall mean (i) written
                  communications actually received by the Custodian and signed by two or more persons as the Board of Directors shall have from time to time authorized, or (ii) communications by telex or any other such system from two or more persons reasonably believed by the Custodian to be Authorized, or (iii) communications transmitted electronically through the Institutional Delivery System (IDS), or any other similar electronic instruction system acceptable to Custodian and approved by resolutions of the Board of Directors, a copy of which, certified by an Officer, shall have been delivered to the Custodian."

                  7. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts, shall, together, constitute only one Amendment.

         IN WITNESS WHEREOF, the Fund and the Custodian have caused this Amendment to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

                                              M.S.D. & T. FUNDS, INC.


                                              By: /s/ Leslie B. Disharoon
                                              Name:    Leslie B. Disharoon
                                              Title:   President

                                              FIFTH THIRD BANK

                                              By: /s/ Christine Skiba
                                              Name:    Christine Skiba
                                              Title:   Trust Officer